Exhibit 8.1

LAW OFFICES OF J HAMILTON MCMENAMY

Since 1969

September 22,

8222 Douglas Avenue

Suite 850

Dallas, Texas 75225

214-706-0938

214-550-8179 Fax

214-689-0330 Firm Fax

hamilton@texaslawman.net

www.texaslawman.net

September 27, 2011

Flint Int'l Services, Inc.

5732 HWY 7 West, Unit 15

Vaughn, ON L4L 3A2

Canada

RE: Sale of Flint Int'l Services, Inc. (the "Company") Common Shares

Ladies and Gentlemen:

I am acting as special U.S. federal income tax counsel to Flint Int'l Services, Inc., an exempted company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the preparation of the registration statement on Form F-1, as amended (the “Registration Statement”), and the related preliminary prospectus (the “Prospectus”) with respect to the Company’s Common Shares (the “Common Shares”), to be offered in the Company’s initial public offering. The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

In connection with rendering the opinion set forth below, I have examined originals or copies, certified or otherwise identified to our satisfaction, of each of:

1. Registration Statements and the Prospectus, and

2. such other documents, certificates and records as we have deemed necessary or appropriate as the basis for the opinion as set forth herein.

I have relied, without independent investigation, as to factual matters on, and assumed the accuracy of, the representations and warranties contained in the above-referenced documents (the “Documents”). In addition, I have assumed the legal capacity of all natural persons executing the Documents and such other certificates and documents, the genuineness of all signatures thereon, the authority of all persons signing the Documents on behalf of the parties thereto, the authenticity of all Documents submitted to us as originals, and the conformity of the originals of all copies submitted to us as electronic mail, telecopies, photocopies, or conformed copies.

In rendering the opinion set forth below, I have also assumed that: (i) there are no agreements or understandings, other than as set forth in the Documents, whether in written form or otherwise, pertaining to the offering by the Company of the Common Shares; (ii) each Document has been duly authorized by each party thereto; (iii) each Document has been duly executed and delivered by each party thereto; (iv) each party of each Document has the requisite power and authority (corporate, partnership, or other) to execute, deliver, and perform each Document to which it is a party; (v) each Document constitutes a legal, valid, and binding agreement of the parties to such Document enforceable against such parties in accordance with its terms; (vi) each of the parties to the Document will duly comply (without waiver) with the terms of the relevant Document; (vii) the Company will conduct its activities only as provided in the Documents; and (viii) there have been no amendments or supplements to the Documents.

Based on the foregoing, and subject to any assumptions, exceptions, limitations, qualifications and conditions set forth herein, in our opinion the discussion contained in the Registration Statement and the Prospectus under the headings “Risk factors – We may be classified as a passive foreign investment company in the current taxable year or in the future" and “Taxation – Passive Foreign Investment Company Considerations", which could result in materially adverse U.S. federal income tax consequences to U.S. investors in Company shares, and the concerns that the “Company may fail to qualify for tax treaty benefits, which could reduce company net income and cash flow by the amount of the applicable U.S. tax.”, “Taxation - Dividends" and “Taxation - Material United States Federal Income Tax Considerations” fairly describe the material United States Federal income tax consequences to U.S. Holders (as defined therein) of the acquisition, ownership and disposition of the Common Shares under currently applicable law fairly state the risks involved in ownership of the subject stock.

The foregoing opinion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. There can be no assurance that existing law will not change or that contrary positions will not be taken by the U.S. Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.

The foregoing opinion is limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus.

Very Truly Yours

/s/ J. Hamilton McMenamy
J. Hamilton McMenamy